SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 10, 2008

VARIAN MEDICAL SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7598	94-2359345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Hansen Way, Palo Alto, CA	94304-1030
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 493-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On November 10, 2008, Varian Medical Systems, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement with Bank of America, N.A. (“BofA”), providing for a revolving credit facility that will enable the Company to borrow up to a maximum of $150 million at any one time (the “Amended Credit Facility”). The Amended Credit Facility is secured, subject to certain limitations on the amount secured, by a pledge of stock issued by certain of our present and future subsidiaries that are deemed to be material subsidiaries under the terms of the Amended Credit Facility. As of November 10, 2008, the Company has pledged to BofA 65% of the voting shares that it holds in Varian Medical Systems Nederland B.V., a wholly-owned subsidiary of the Company that is incorporated under the laws of The Netherlands. The proceeds of the Credit Facility shall be used for working capital, capital expenditures, permitted acquisitions and other lawful corporate purposes. The Amended Credit Facility will expire, if not extended by mutual agreement of the Company and BofA, on November 10, 2011. Borrowings under the Amended Credit Facility accrue interest either (i) based on LIBOR plus a margin of 1.25% to 1.50% based on a leverage ratio involving funded indebtedness and EBITDA (earnings before interest, tax and depreciation and amortization) or (ii) based upon a base rate of either the federal funds rate plus 0.5% or BofA's announced prime rate, which ever is greater, minus a margin of 0.5% to 0% based on a leverage ratio involving funded indebtedness and EBITDA, depending upon instructions from the Company to BofA as to whether advances are to be based on the LIBOR rate or the base rate. The Company may prepay, reduce or terminate the commitment without penalty.

The Amended Credit Facility contains customary affirmative and negative covenants for facilities of this type that, among other things, require the Company to provide financial statements on a regular basis and provide BofA with notice of any material claims against the Company or any defaults under the Amended Credit Facility. It also contains covenants that restrict, subject to certain financial limits, the Company's ability to engage in certain actions, including restrictions on the granting of liens, making investments, providing guarantees, engaging in mergers, consolidations or acquisitions, selling off or disposing of substantial assets, paying dividends to stockholders and repurchasing its common stock. The Company has also agreed to maintain certain financial covenants including (i) a maximum consolidated leverage ratio, involving funded indebtedness and EBITDA, (ii) a minimum cash flow coverage ratio, and (iii) minimum amounts of consolidated assets. In addition, the Amended Credit Facility contains customary events of default that entitle BofA to cause any or all of the Company’s indebtedness under the Amended Credit Facility to become immediately due and payable.

The Amended Credit Facility amends and replaces the Credit Agreement with BofA, entered on July 27, 2007, for an unsecured revolving credit facility that enabled the Company to borrow up to $100 million at any one time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Varian Medical Systems, Inc.

By:	/s/ JOHN W. KUO
Name:	John W. Kuo
Title:	Corporate Vice President, General Counsel and Secretary

Dated: November 14, 2008